Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Impac Mortgage Holdings, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Impac Mortgage Holdings, Inc. of our report dated January 29, 2004, except as to note T to the consolidated financial statements, which is as of February 15, 2004, relating to the consolidated balance sheets of Impac Mortgage Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings and comprehensive earnings, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Impac Mortgage Holdings, Inc. filed on March 15, 2004.

As discussed in Note A to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.

/s/ KPMG LLP

Orange County, California

June 30, 2004